Exhibit 18

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of June 23, 2020, by and between Starbright WW LP (the “Lender”) and Brightstart Consultants Limited, a Cyprus limited company with registration number HE406150 (the “Borrower”).  Capitalized terms not otherwise defined herein have the meanings set forth in Section 8 hereto.

1.	LOAN AND FUNDING

1.1         Loan.  Subject to the terms and conditions set forth in this Agreement, the Lender shall, on the Closing Date, make a loan (the “Loan”) to the Borrower in a principal amount equal to the product of the Share Purchase Price multiplied by four million, five hundred thousand (4,500,000) Purchased Shares.  The proceeds of the Loan shall be made available by the Lender to the Borrower by wire transfer of immediately available funds to an account designated by the Borrower in writing to the Lender.

1.2         Use of Proceeds.  Proceeds of the Loan made hereunder shall be used solely to finance the purchase of the Purchased Shares in the Offering at the public offering price (the “Share Purchase Price”).  In the event that the purchase of the Purchased Shares by the Borrower pursuant to the Offering is not consummated within four (4) Business Days of the Closing Date, the Borrower shall be obligated to immediately repay the Loan in full and to pay any other Obligations then due and owing.

1.3         Full Recourse.  (i) The Borrower shall be fully and personally liable and responsible to the Lender for all Obligations until paid in full in cash, and shall make prompt payment in full for any Obligations when due and payable to the Lender pursuant to this Agreement and the Note, and (ii) the Lender’s recourse and other rights arising hereunder, by operation of law or otherwise, in respect of the Obligations shall not be limited or otherwise curtailed.

2.	INTEREST, REPAYMENTS AND PREPAYMENTS

2.1         Interest and Interest Payments.

(a)          Interest Rate.  Interest on the outstanding principal amount of the Loan shall accrue at a per annum rate (the “Interest Rate”) equal to 1.93%; provided that at all times commencing upon the date any Event of Default occurs and is notified in writing to the Borrower, and continuing until such Event of Default is no longer continuing, the Interest Rate shall be increased by 3.00% per annum.

(b)          Interest Payments.  Accrued but unpaid interest shall be payable in full on the Maturity Date and, prior thereto, at the time any portion of the Loan is repaid or prepaid, whether mandatorily (including as a result of an acceleration upon the occurrence of an Event of Default, pursuant to Section 2.2(b) below or otherwise) or voluntarily (such accrued but unpaid interest being payable only in respect of the portion of the Loan repaid or prepaid).

(c)          Computations.  Interest on the Loan (including default interest) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.

2.2         Repayments.

(a)          Maturity Date Repayment.  The Borrower shall repay in full the entire outstanding principal amount of the Loan, along with any other outstanding payment Obligations, on the Maturity Date.  Prior thereto, payments and prepayments of the Loan shall be made as set forth below in this Section 2.2 and Section 2.3.

(b)          Acceleration.  The Borrower shall repay in full the entire outstanding principal amount of the Loan, along with any other outstanding payment Obligations, upon any acceleration of the Maturity Date pursuant to Sections 7.2 or 7.3 below, unless, at the election of the Lender in its sole determination, only a portion of the Loan is so accelerated (in which case the portion so accelerated, along with any accrued but unpaid interest thereon, shall be so repaid).

2.3         Voluntary Prepayments.  Prior to the Maturity Date, the Borrower may prepay all or any portion of the outstanding principal amount of the Loan, along with any accrued but unpaid interest on such principal amount, at any time upon not less than three (3) Business Days’ prior written notice to the Lender, which notice shall be irrevocable and shall include the prepayment date and the amount of principal and interest to be prepaid.

2.4         Payment Terms.  All payments by the Borrower, whether in respect of principal, interest, fees, costs, expenses or otherwise, shall be made (i) in immediately available funds, in U.S. dollars, to an account specified by the Lender, and (ii) without setoff or deduction and free and clear of any and all taxes other than any withholding taxes that may be required by applicable law.  All payments shall be applied first to accrued interest on the amount of principal being repaid or prepaid and thereafter to principal.  If any payment hereunder that would otherwise fall due on a day that is not a Business Day, such payment shall be due on the immediately following Business Day.  To the extent payments are received on a Business Day later than 3:00 p.m. Tokyo time on such date, such funds shall be deemed to have been received by the Lender on the next succeeding Business Day.

2.5         Setoff.  Upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right to setoff and apply to the payment of the Obligations owing to it (whether or not then due) any and all amounts placed on deposit, if any, by the Borrower and held by the Lender.  The Lender agrees promptly to notify the Borrower after any such appropriation and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lender under this Section 2.5 are in addition to other any other rights and remedies (including other rights of setoff under applicable law or otherwise) which the Lender may have.

3.	CONDITIONS TO MAKING THE LOAN

3.1         Conditions.  The making of the Loan shall be subject to the execution and delivery of this Agreement by the parties hereto and the prior or substantially concurrent satisfaction of each of the conditions precedent set forth below.

(a)          Closing Date Certificate.  The Lender shall have received a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender, and duly executed and delivered by the Borrower, in which certificate the Borrower shall acknowledge, certify and agree that the statements made therein shall be true and correct representations and warranties of the Borrower as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct, and such statements shall include that (i) the representations and warranties set forth in this Agreement shall, in each case, be true and correct, (ii) no Default shall have then occurred and be continuing, and (iii) all of the conditions set forth in this Section 3 have been satisfied.

(b)          Delivery of Note.  The Lender shall have received a Note duly executed and delivered by the Borrower in substantially the form as set forth as Exhibit A hereto.

(c)          Share Purchase Confirmation; Etc.  The Lender shall have received evidence that the Borrower has received (i) a confirmation from the underwriters in the Offering that the Borrower has received an allocation of shares of TMUS common stock in the Offering equal to the amount of four million, five hundred thousand (4,500,000) Purchased Shares and (ii) a request from the underwriters in the Offering for payment of the Share Purchase Price, or other evidence reasonably satisfactory to the Lender that the Borrower has placed an order that has been accepted by the underwriter for four million, five hundred thousand (4,500,000) Purchased Shares.

(d)          Security Documents.  The Lender shall have received duly executed counterparts of the Pledgor (as defined in the Pledge Agreement) to the Pledge Agreement, pursuant to which the Collateral will include one hundred percent (100%) of the issued share capital of the Borrower, together with all deliverables listed in clause 4.1.1 of the Pledge Agreement and a certified true copy of the register of members of the Borrower evidencing the memorandum of pledge.

(e)          Delivery of Guaranty.  The Lender shall have received a Guaranty duly executed and delivered by the Executive in substantially the form as set forth as Exhibit C hereto.

(f)          Deliverable Documents.  The Lender shall have received in respect of each of the Borrower and the Pledgor (to the extent a body corporate):

(i)          a copy of the following documents: (x) the Memorandum and Articles of Association in Greek language (with the Cypriot Registrar of Companies stamp appearing on the same) and English language, in each case certified as a true copy, and (y) the corporate register, certified as a true copy;

(ii)         a copy of a resolution of the board of directors (x) approving the terms of, and the transactions contemplated by, the relevant Loan Documents and resolving that it execute, deliver and perform any other relevant Loan Documents to which it is party, (y) authorising a specified person or persons to execute the relevant Loan Documents on its behalf and (z) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the relevant Loan Documents to which it is a party; and

(iii)       an incumbency certificate from the secretary of the relevant Person in a form acceptable to the Lender.

(g)          Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be satisfactory in form and substance to the Lender and its counsel, and the Lender and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Lender or its counsel may reasonably request prior to the Closing Date.

4.	REPRESENTATIONS AND WARRANTIES

4.1         In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Lender as follows:

(a)          Authority; Capacity; Non-Contravention; Etc.  The Borrower has full power, authority and capacity, and holds all approvals and consents (if any), necessary for it to enter into and perform its Obligations under the Loan Documents.  The execution, delivery and performance by the Borrower of the Loan Documents do not (i) contravene (x) any court decree or order binding on or affecting the Borrower or (y) any law or governmental regulation binding on or affecting the Borrower, (ii) result in or require the creation or imposition of any Lien on the Borrower’s properties (except Liens permitted by or arising under this Agreement or any other Loan Document) or (iii) result in any default under any contractual restriction binding on or affecting the Borrower.

(b)          Government Approvals; Regulations; Etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by the Borrower of the Loan Documents.

(c)          Validity; Etc.  Each Loan Document to which the Borrower is party constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, examinership, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

(d)          Litigation; Etc.  There are no actions, suits or proceedings by or before any arbitrator, court or governmental authority pending against or, to the knowledge of the Borrower, threatened against or affecting, the Borrower that would reasonably be likely to materially and adversely affect any Loan Document to which it is party or the Borrower’s ability to pay and perform its Obligations thereunder.

(e)          Ownership of Purchased Shares; Taxes; Etc.  Upon giving effect to the purchase of the Purchased Shares pursuant to the Offering, the Borrower holds good and valid title to all Purchased Shares, free and clear in each case of all Liens or claims, except for any Liens permitted pursuant hereto.  The Borrower has filed all tax returns and reports required by law to have been filed by it and has paid all taxes thereby shown to be due and owing, except any such taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside.

5.	COVENANTS

5.1         Until all Obligations have been paid in full in cash, the Borrower covenants and agrees as follows:

(a)          Notice of Default.  As soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge of the occurrence of a Default, it will notify the Lender in writing, which writing shall describe such Default in reasonable detail and the action which the Borrower has taken and proposes to take with respect thereto.

(b)          Other Information.  As soon as reasonably practicable after receiving written request from the Lender, the Borrower will provide the Lender with such other financial and other information as the Lender may from time to time reasonably request with respect to this Agreement, the Loan, the Purchased Shares held, directly or indirectly, by the Borrower and the Borrower’s performance of its Obligations hereunder.

(c)          Permitted Business Activities.  Without the prior written consent of the Lender, the Borrower will not, directly or indirectly:

(i)          acquire, own, hold or maintain any assets or property other than (x) the Purchased Shares, (y) cash received upon any sale or disposition of Purchased Shares permitted pursuant to Section 5.1(e) below, and (z) Permitted Cash Equivalents received upon the investment or reinvestment of cash or other Permitted Cash Equivalents;

(ii)        engage in any business or activity other than those related to the performance of its duties and Obligations hereunder and the holding, ownership and maintenance of the assets and property described in clause (i) above;

(iii)       transfer or otherwise dispose of any of its assets or properties other than the sale or disposition of Purchased Shares permitted pursuant to Section 5.1(e) below and in connection with the investment and reinvestment of its cash and Permitted Cash Equivalents in the ordinary course;

(iv)        incur, assume or suffer to exist any Indebtedness other than (x) for the purposes of paying costs and expenses solely related to the preservation of its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, (y) in respect of the Obligations or any Permitted Additional Debt and (z) solely for the purpose of maintaining customary books and records, bank accounts and securities accounts with reputable banks, broker-dealers or similar financial institutions, separate and apart from those of any other Person, as reasonably determined in good faith by the Borrower;

(v)         make any loan, advance or other investment, directly or indirectly, in any other Person or its assets or liabilities; provided that nothing herein shall prohibit or prevent the Borrower from (1) using cash to pay any or all of its Obligations hereunder, whether voluntary, on the Maturity Date or otherwise, or (2) investing or reinvesting cash and Permitted Cash Equivalents in the ordinary course;

(vi)        make any dividend or other distribution, directly or indirectly, on or in respect of its equity interests or other property or assets to any other Person; repurchase, redeem or otherwise acquire or retire any of its equity interests; or issue or sell any new equity interests; provided that proceeds of any Permitted Additional Debt, to the extent not required to repay the Obligations as set forth in the last paragraph of this Section 5.1(c), may be distributed upon terms that are mutually agreed upon by the Borrower and the Lender;

(vii)       merge into or consolidate with any Person; dissolve, terminate, liquidate, apply for examinership or wind-up (or take steps to accomplish any of the foregoing) in whole or in part; or change its legal structure;

(viii)     fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation; or

(ix)        fail to maintain customary books and records, bank accounts and securities accounts with reputable banks, broker-dealers or similar financial institutions, separate and apart from those of any other Person, as reasonably determined in good faith by the Borrower.

Any term or provision of this clause (c) to the contrary notwithstanding, after the Closing Date, so long as not in conflict with or violation of any law (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended) binding upon or applicable to the Lender, any Loan Party or any Permitted Additional Debt Lender, the Borrower may incur Permitted Additional Debt (which may mature before or after the Maturity Date) so long as each of the following conditions have been satisfied: (1) the Permitted Additional Debt shall be either unsecured or be secured only by a security interest in either or both of the equity interests of the Borrower or the Purchased Shares and, in each case, any related rights (and not by any other assets of the Borrower), (2) the Permitted Additional Debt shall be subject to an intercreditor agreement among the holders of the Permitted Additional Debt (each, a “Permitted Additional Debt Lender”) and the Lender, in form and substance reasonably satisfactory to the Lender, that will provide (among other things) that to the extent any Permitted Additional Debt Lenders shall receive any prepayment or repayment of principal of the Permitted Additional Debt, in whole or in part (whether at maturity, upon an exercise of remedies, upon a voluntary or mandatory prepayment or otherwise), the proceeds thereof shall be (a) applied to the repayment of the Permitted Additional Debt if the aggregate fair market value (as reasonably determined by the Borrower in good faith on any date that is at least five (5) Business Days, but no more than seven (7) Business Days, prior to such repayment, and the Borrower’s calculations in reasonable detail to be provided to the Lender on such date) of the Purchased Shares owned by the Borrower after giving effect to such repayment would be equal to or exceed the total amount of the outstanding Obligations following such repayment or (b) otherwise, shared and divided among such Permitted Additional Debt Lenders and the Lender proportionately according to the then outstanding aggregate principal amount of the Loan and the Permitted Additional Debt; (3) the Borrower shall have provided the Lender with drafts of all documentation relating to the Permitted Additional Debt and any related Liens at least ten (10) Business Days prior to the effectiveness thereof, and execution copies of such drafts prior to the effectiveness thereof, along with any other documentation or information reasonably requested by the Lender in respect thereof; and (~~4~~) (A) as of the end of each calendar quarter during which any Permitted Additional Debt remains outstanding, the aggregate outstanding amount of all Permitted Additional Debt shall not exceed fifty percent (50%) of the LTV Amount, and (B) at any time, the aggregate outstanding amount of all  Permitted Additional Debt shall not exceed $135,000,000. Any amounts payable to the Lender pursuant to clause (2) above shall be applied to the prepayment of the Obligations in a manner consistent with the procedures set forth in Section 2.3 above.

(d)          Securities Account for Purchased Shares; Etc.  Except to the extent granted as collateral security for any Permitted Additional Debt or otherwise agreed by the Lender in writing, the Borrower shall hold all Purchased Shares and other permitted investments, beneficially and, where applicable, of record, separate from all other assets of the Borrower, through the Maturity Date, in accounts owned and controlled by the Borrower. Within five (5) Business Days following the end of each calendar quarter (or more frequently upon the reasonable request of the Lender) the Borrower will provide the Lender with copies of the Borrower’s most recent bank, securities or similar account statements provided to the Borrower by the banks, broker-dealers or other financial institutions holding the Borrower’s assets and properties, including Purchased Shares.

(e)          Transfer of Purchased Shares; Etc.  The Borrower may Transfer any or all Purchased Shares held by it only (1) as collateral security for any Permitted Additional Debt, subject to the terms and provisions of Section 5.1(c) above or (ii) pursuant to a sale or other disposition (x) for cash consideration payable in U.S. dollars and (y) for a sales price that values the Purchased Shares at fair market value (as reasonably determined by the Borrower in good faith); provided that (A) the net cash proceeds received from such sale or disposition shall be subject to the terms and provisions of Section 5.1(c) above, and (B) the Borrower and the Executive shall continue to remain liable under the terms of the Loan Documents for any portion of the Obligations that remains outstanding after giving effect to any such use on application.

(f)          Restrictive Agreements; Etc.  Except to the extent otherwise agreed by the Lender in writing, the Borrower will not enter into any agreement prohibiting (i) the creation or assumption of any Lien upon the Collateral or any of its other assets or properties, or (ii) the ability of the Borrower to amend or otherwise modify (or agree to the amendment or modification of) this Agreement, the Pledge Agreement, the Guaranty, the Note, any other pledge or security agreement (including the New Pledge Agreement and any other documents, instruments or agreements entered into in connection with any Permitted Transfer (as defined in the Pledge Agreement)) or any other document, instrument or agreement related hereto or thereto or delivered in a connection herewith or therewith (each, a “Loan Document”); provided that the foregoing prohibitions shall not apply to restrictions contained in any Loan Document.

(g)          Cyprus Stamp Tax.  If the Permitted Transfer has not been consummated, and the New Pledge Agreement has not been delivered by the parties thereto, by August 23, 2020, the Borrower shall, no later than September 1, 2020, provide evidence to the Lender evidencing that the Pledge Agreement and the Loan Agreement have been delivered to the Commissioner of Stamp Duty in Cyprus for stamping purposes and all applicable stamp duties have been duly paid or have been exempted from payment of all applicable stamp duties.  If the Permitted Transfer occurs, the Borrower shall, within 30 days of the signing of any share pledge agreement between Weisshorn Holding S.a.r.l, the Executive (if applicable), and the Lender over the shares in the Borrower (the “New Pledge Agreement”), provide evidence to the Lender that the New Pledge Agreement and the Loan Agreement have been delivered to the Commissioner of Stamp Duty in Cyprus for stamping purposes and all applicable stamp duties have been duly paid or have been exempted from payment of any applicable stamp duties.

6.	[RESERVED]

7.	EVENTS OF DEFAULT AND REMEDIES

7.1         Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(a)          Non-Payment of Obligations.  The Borrower or, pursuant to the Guaranty, the Executive shall default in the payment or prepayment when due of (i) any principal on the Loan and, in the case of this clause (i), such default shall continue unremedied for a period of one (1) Business Day after such amount was due, (ii) any interest on the Loan and, in the case of this clause (ii), such default shall continue unremedied for a period of two (2) Business Days after such amount was due, or (iii) any other monetary Obligation and, in the case of this clause (iii), such default shall continue unremedied for a period of five (5) Business Days after such amount was due.

(b)          Breach of Warranty.  Any representation or warranty made or deemed to be made by any Loan Party in any Loan Document (including the certificate delivered pursuant to Section 3) is or shall be incorrect when made or deemed to have been made in any material respect.

(c)          Non-Performance of Certain Covenants and Obligations.  Any Loan Party shall default in the due performance or observance of any of its obligations set forth in clause (a), (c), (e) or (f) of Section 5.1.

(d)          Non-Performance of Other Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof given to the Loan Party by the Lender or (ii) the date on which the Loan Party has actual knowledge of such default.

(e)          Judgment.  Any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Loan Party and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within thirty (30) days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(f)          Bankruptcy; Insolvency; Etc.  Any Loan Party shall (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due or (ii) permit or suffer to exist against it the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, examinership, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Loan Party, such case or proceeding shall be consented to or acquiesced in by such Loan Party or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed (any such event described in this Section 7.1(f), an “Insolvency Proceeding”).

(g)          Impairment of Loan Documents; Etc.  This Agreement, the Guaranty, the Pledge Agreement, any other Loan Document or any Lien granted pursuant to the Pledge Agreement shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party party thereto, as applicable; any Loan Party party to this Agreement, the Guaranty, the Pledge Agreement or any other Loan Document shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under this Agreement, the Guaranty, the Pledge Agreement or any other Loan Document, any Lien securing any Obligations shall, in whole or in part, cease to be a perfected first priority Lien, in each case other than by reason of an act or omission on the part of the Lender.

(h)          Death.  The Executive’s death, subject to Section 7.3.

(i)          Cessation of Employment.  The termination of the Executive’s employment under the terms of the Employment Agreement by the Executive without Good Reason.

7.2         Action if Bankruptcy.  If any Event of Default described in Section 7.1(f) shall occur, the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

7.3         Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 7.1(f)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loan and other Obligations to be due and payable, whereupon the full unpaid amount of the Loan and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment; provided that, without limiting the foregoing, if an Event of Default described in Section 7.1(h) shall occur, the Executive’s beneficiary or estate shall also be required to take the actions specified in Section 9(e) of the Guaranty.

8.	CERTAIN DEFINED TERMS, ETC.

8.1         When used in this Agreement or any other Loan Document, the following defined terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” is defined in the preamble hereof.

“Business Day” means any day which is neither a Saturday nor a Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Tokyo, Japan.

“Closing Date” means the date that is three (3) Business Days prior to the date on which the underwriters of the Offering require payment for the purchase of the Purchased Shares in the Offering.

“Collateral” means all Charged Assets (as defined in the Pledge Agreement), and, as the context may require, any and all other collateral security described in any other Loan Document.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person.

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Employment Agreement” means the Amended and Restated Employment Contract entered into by SB Investment Advisers (UK) Limited, an Affiliate of the Lender, and the Executive, effective as of January 31, 2019, as amended or otherwise modified from time to time pursuant to the terms thereof.

“Event of Default” is defined in Section 7.1.

“Executive” means Mr. Rajeev Misra.

“GAAP” means applicable generally accepted accounting principles in the United States as in effect from time to time.

“Good Reason” has the meaning ascribed thereto in the Employment Agreement, or in any employment agreement entered into between the Executive and SoftBank or its Affiliates that supersedes the Employment Agreement in its entirety from time to time.

“Guaranty” means the Guaranty that is executed and delivered by the Executive in connection with Section 3.1(e), substantially in the form of Exhibit C hereto, as amended, supplemented or otherwise modified from time to time.

“Indebtedness” of any Person means:

(a)          all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)          all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)          whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than ninety (90) days or, if overdue for more than ninety (90) days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(d)          all Contingent Liabilities of such Person in respect of any of the foregoing.

“Insolvency Proceeding” is defined in Section 7.1(f).

“Interest Rate” is defined in Section 2.1(a).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” is defined in Section 1.1.

“Loan Document” is defined in Section 5.1(f).

“Loan Party” means any Person party to a Loan Document (other than the Lender) and its permitted successors and assigns.

“LTV Amount” means, as of any time of determination, the product of (i) the VWAP, multiplied by (ii) the number of Purchased Shares of the Borrower, in each case as of such time of determination.

“New Pledge Agreement” is defined in Section 5.1(g).

“Maturity Date” means July 1, 2024.

“Note” means a promissory note of the Borrower payable to the Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the outstanding principal amount of the Loan, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with this Agreement or any other Loan Document and the principal of and interest (including interest accruing during the pendency of any proceeding of the type described Section 7.1(g), whether or not allowed in such proceeding) on the Loan.

“Offering” means the underwritten offering of shares of TMUS common stock described in the preliminary prospectus, dated June 22, 2020, filed with the Securities and Exchange Commission on such date.

“Permitted Additional Debt” means any Indebtedness (other than in respect of the Obligations) incurred by the Borrower that is permitted to be incurred pursuant to the final paragraph of Section 5.1(c) above.

“Permitted Additional Debt Lender” is defined in Section 5.1(c).

“Permitted Cash Equivalent” means, at any time, (i) any direct obligation of (or unconditionally guaranteed by) the United States or a state thereof or of the District of Columbia (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a state thereof or of the District of Columbia) maturing not more than one (1) year after such time; (ii) commercial paper, or corporate demand notes, maturing not more than 270 days from the date of issue, which is issued by a corporation organized under the laws of any state of the United States or of the District of Columbia and rated A 1 or higher by S&P or P 1 or higher by Moody’s; (iii) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any state thereof or of the District of Columbia) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000; or (iv) any money market account or mutual fund which invests exclusively or substantially in assets satisfying the foregoing requirements.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, governmental authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” means the Pledge and Charge over Shares Agreement required to be executed and delivered by the Pledgor pursuant to Section 3.1(d), substantially in the form of Exhibit B hereto, as amended, supplemented or otherwise modified from time to time.

“Pledgor” means the legal and beneficial Person or Persons holding one hundred percent (100%) of the issued share capital in the Borrower.

“Purchased Shares” means the shares of TMUS common stock that are purchased and sold to the Borrower pursuant to the terms of the Offering.

“Share Purchase Price” is defined in Section 1.2.

“SoftBank” means SoftBank Group Corp., a Japanese kabushiki kaisha and an Affiliate of the Lender.

“TMUS” means T-Mobile US, Inc.

“Transfer” means, with respect to any Person or any of its assets or properties, whether tangible or intangible, real, personal or otherwise, any sale, conveyance, issuance, transfer, pledge, license, lease, disposition or other assignment or transfer of any rights, title or interests (including any voting, economic or other rights, title or interests) in or in respect of any such property or assets.

“VWAP” means, with respect to any Purchased Shares, as of any date of determination, the volume weighted average sale price for the Purchased Shares during the period of thirty (30) consecutive trading days ended immediately prior to such date of determination on the principal trading market for such Purchased Shares as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Borrower and the Lender.

9.	MISCELLANEOUS

9.1         Expenses.  All expenses incurred in connection with the preparation and any revision or amendment of this Agreement shall be borne by the party incurring such expenses.

9.2         Assignment.  This Agreement and the Loan are intended to be personal to the parties.  Neither party shall assign, or suffer or permit an assignment (by operation of law or otherwise), of its rights or obligations under or interest in this Agreement without the prior written consent of the other party, absent which any purported assignment or other disposition by a party shall be null and void ab initio.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs or successors (as applicable) and permitted assigns.

9.3         Modification.  The provisions of this Agreement and each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the parties hereto.  No failure or delay on the part of the Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it or any of them to any notice or demand in similar or other circumstances.  No waiver or approval by the Lender hereunder or under any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

9.4         Notices; Time; Etc.  All notices and other communications provided under any Loan Document shall be in writing and addressed, delivered or transmitted, if to the Borrower or the Lender, to the applicable Person at its address set forth below, or at such other address as may be designated by such party in a written notice to the other party from time to time.  Any notice hereunder shall be deemed given when received.  Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

With respect to notices to be delivered or provided to the Borrower:

Brightstart Consultants Limited
c/o Fiduserve Management Ltd
4th Floor, 9 Kafkasou Str.,
Aglantzia, 2112
Nicosia, Cyprus

With respect to notices to be delivered or provided to the Lender:

SoftBank Group Corp.
Tokyo Shiodome Bldg.
1-9-1, Higashi-Shimbashi
Minato-ku, Tokyo 105-7303
Japan

Attn: Corporate Officer, Head of Legal Unit
E-mail: sbgrp-legalnotice@g.softbank.co.jp

9.5         Governing Law; Jurisdiction; Entire Agreement.

(a)          THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)          The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

9.6         Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 9.4.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

9.7         Waiver of Jury Trial.

THE LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH.  THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

9.8         Judgment Currency

(a)          If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder into U.S. dollars from another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase U.S. dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)          The obligations of the Borrower in respect of any sum due to the Lender hereunder and under any other Loan Document shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender is able, in accordance with normal banking procedures, to purchase U.S. dollars with such other currency.  If the amount of U.S. dollars so purchased is less than the sum originally due to the Lender in U.S. dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss.  If the amount of U.S. dollars so purchased exceeds the sum originally due to the Lender in U.S. dollars, the Lender shall remit such excess to the Borrower.

9.9         Further Assurances.  The parties hereto, for themselves and their Affiliates (as the case may be), shall (and shall cause each such Affiliate, as applicable, to) perform such acts, execute and deliver such instruments and documents and do all other such things as may be reasonably necessary to give effect to this Agreement and the other Loan Documents and to effectuate the purposes and objectives of this Agreement and such other Loan Documents.

9.10       Severability.  If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement or any such Loan Document shall not be affected or impaired thereby.  The invalidity or unenforceability of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11       Good Faith Consultation.  As to any matters not provided for in this Agreement, or in the case of any doubt or uncertainty between the parties with respect to the interpretation hereof, the Borrower and the Lender shall consult in good faith.

9.12       Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any signature (including, without limitation, (i) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record and (ii) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this Agreement, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

LENDER:	STARBRIGHT WW LP, by STARBRIGHT LIMITED, its general partner

Cayman Corporate Centre 27 Hospital Road George Town, Grand Cayman KY1-9008, Cayman Islands

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Director

[RM Loan Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BORROWER:	Brightstart Consultants Limited c/o Fiduserve Management Ltd 4th Floor, 9 Kafkasou Str., Aglantzia, 2112 Nicosia, Cyprus

By:	/s/ Maria Procopi
Name:	Maria Procopi
Title:	Director

[RM Loan Agreement]